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                                                                  EXHIBIT 23.2


January 10, 2001


Arthur Andersen LLP
225 Franklin Street
Boston, MA  02110

Ladies and Gentlemen:

With respect to the consent to the incorporation by reference of your opinion on the consolidated financial statements of Pegasystems Inc. for the year ended December 31, 1999, in a Registration Statement on Form S-8 that Pegasystems Inc. expects to file on or about January 10, 2001, with the Securities and Exchange Commission under the Securities Act of 1933, we advise you as follows:

         We have reviewed the unaudited interim financial information of Pegasystems Inc. as of and for the nine-month period ended September 30, 2000. Our review was conducted in accordance with standards established by the American Institute of Certified Public Accountants. We further advise you that we have obtained knowledge of the accounting and financial reporting practices of Pegasystems Inc. and its system of internal accounting control as contemplated by Statement on Auditing Standards No. 71. As a result of performing our review, nothing came to our attention that, in our opinion, would have a material effect on, or require disclosure in, the financial statements of Pegasystems Inc. covered by your opinion. However, we have not audited the financial statements of Pegasystems Inc. as of any date or for any period.

If anything comes to our attention before the effective date of the Registration Statement that, in our judgment, could have a material effect on the consolidated financial statements of Pegasystems Inc. audited by you, we will notify you promptly.

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP